EXHIBIT 23

201.N. Illinois Street, Suite 700 P.O. Box 44998 Indianapolis, IN 46244-0998 317.383.4000 Fax 317.383.4200 www.bkd.com
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements of Horizon Bancorp on Form S-3 (File Nos. 333-86214 and 333-156737) and Forms S-8 (File Nos. 333-98609, 333-112970 and 333-166826) of our report, dated March 11, 2011, on the consolidated financial statements of Horizon Bancorp as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, which report is included in the annual report on Form 10-K of Horizon Bancorp for the year ended December 31, 2010.
Indianapolis, Indiana
March 11, 2011

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